Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2021 Results

Second Quarter Key Metrics
•Total revenue increased 16% to $2.9 billion, including organic revenue growth of 11%
•Operating margin decreased 50 basis points to 23.3%, and operating margin, adjusted for certain items, decreased 100 basis points to 25.8%, including a negative impact of 470 basis points from the repatterning of expenses described in the first quarter
•EPS decreased 2% to $1.66, and EPS, adjusted for certain items, increased 17% to $2.29
•For the first six months of 2021, cash flows from operations increased 10% to $1,345 million, and free cash flow increased 13% to $1,275 million

Second Quarter Highlights
•Repurchased 1.1 million class A ordinary shares for approximately $240 million
•Announced an 11% increase to the quarterly cash dividend to $0.51 per share

Subsequent Events
•Subsequent to the close of the quarter and as a result of the inability to secure an expedited resolution to litigation with the U.S. Department of Justice, Aon agreed to terminate its proposed business combination with Willis Towers Watson, requiring Aon to pay a $1 billion termination fee(1). Aon will move forward independently, focused on delivering innovation on behalf of clients, growth opportunities for colleagues, and value creation for shareholders
•Subsequent to the close of the quarter, Aon and Alight executed an amended agreement to divest the Aon Retiree Health ExchangeTM. The previously announced agreement to sell Aon's U.S. retirement business has been terminated

DUBLIN - July 30, 2021 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2021.

Net income attributable to Aon shareholders was $379 million, or $1.66 per share, compared to $398 million, or $1.70 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 17% to $2.29, including a favorable impact of $0.04 per share from translating prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $1.96 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

“In the second quarter, our team delivered 11% organic revenue growth, our strongest growth in over a decade, that translated into 17% growth in earnings per share, and contributed to 13% free cash flow growth for the first half,” said Greg Case, Chief Executive Officer. “These results demonstrate the incredible resilience of our colleagues and the power of Aon United. We are moving forward at an accelerated pace, with a proven leadership team and an enduring strategy. Our ability to innovate on behalf of clients remains unrivaled and continues to translate into significant progress against key financial metrics and shareholder value creation.”

SECOND QUARTER 2021 FINANCIAL SUMMARY

Total revenue in the second quarter increased 16% to $2.9 billion compared to the prior year period driven by 11% organic revenue growth, a 4% favorable impact from foreign currency translation, and a 1% favorable impact from acquisitions, divestitures, and other.

Total operating expenses in the second quarter increased 16% to $2.2 billion compared to the prior year period due primarily to a $135 million negative impact from the repatterning of expenses within the year, as previously described in the first quarter results, a $98 million unfavorable impact from foreign currency translation, an increase in expense associated with 11% organic revenue growth, and a $20 million increase in transaction costs related to the terminated combination with Willis Towers Watson, partially offset by a $17 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter of 2020.

Foreign currency translation in the second quarter had a $5 million, or $0.02 per share, favorable impact on U.S. GAAP net income and a $9 million, or $0.04 per share, favorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect a favorable impact of approximately $0.02 per share in the third quarter of 2021 and $0.01 per share in the fourth quarter of 2021.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the second quarter was 34.1%, compared to 17.1% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2021 increased to 20.1% compared to 17.5% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The prior year period also included a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 228.0 million in the second quarter compared to 233.6 million in the prior year period. The Company repurchased 1.1 million Class A Ordinary Shares for approximately $240 million in the second quarter. As of June 30, 2021, the Company had approximately $5.0 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2021 CASH FLOW SUMMARY
Cash flows provided by operations for the first six months of 2021 increased $126 million, or 10%, to $1,345 million compared to the prior year period, primarily due to strong operating income growth and a $59 million decrease in restructuring cash outlays. The prior year period included near-term actions taken due to uncertainty surrounding COVID-19.

Free cash flow, defined as cash flows from operations less capital expenditures, increased 13%, to $1,275 million for the first six months of 2021 compared to the prior year period, reflecting an increase in cash flows from operations and a $19 million decrease in capital expenditures.

SECOND QUARTER 2021 REVENUE REVIEW
The second quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended June 30,
(millions)	2021	2020	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,349	$1,126	20%	5%	—%	1%	14%
Reinsurance Solutions	500	448	12	1	—	2	9
Retirement Solutions	440	393	12	6	—	1	5
Health Solutions	307	258	19	5	—	—	14
Data & Analytic Services	294	274	7	4	—	(2)	5
Elimination	(4)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,886	$2,497	16%	4%	—%	1%	11%

Total revenue increased $389 million, or 16%, to $2,886 million compared to the prior year period, including organic revenue growth of 11% reflecting growth in the core, driven by net new business generation and ongoing strong retention, as well as double-digit growth overall in the more discretionary portions of the business.

Commercial Risk Solutions organic revenue growth of 14% reflects strong new business generation, retention, and management of the renewal book portfolio, highlighted by double-digit growth in the U.S., Canada, EMEA, Asia, and Latin America, driven by continued strength in core P&C. Results also reflect significant growth in the more discretionary portions of our business, primarily in transaction liability, project-related work, construction, and cyber consulting, which were negatively impacted in the prior year period. On average globally, exposures and pricing were modestly positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 9% reflects growth in treaty, driven by continued net new business generation globally, as well as double-digit growth in capital markets transactions and solid growth in facultative placements. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is largely driven by facultative placements and capital markets that are more transactional in nature.

Retirement Solutions organic revenue growth of 5% reflects double-digit growth in Human Capital, driven by both rewards and assessments solutions, and an increase in the Retirement business, primarily from higher utilization rates.

Health Solutions organic revenue growth of 14% reflects growth in the more discretionary portions, primarily due to an increase in project-related work, as well as strength in voluntary benefits. The prior year period was negatively impacted by COVID-19 and the impact from a one-time adjustment identified in connection with the implementation of a new system. Results also include growth globally in core health and benefits brokerage, driven by strong retention and management of the renewal book portfolio.

Data & Analytic Services organic revenue growth of 5% reflects solid growth globally in the affinity business across both consumer and business solutions, while our travel and events practice was flat. Results also include continued double-digit growth generated through our CoverWallet digital platform, driven by accelerated client adoption of online solutions.

SECOND QUARTER 2021 EXPENSE REVIEW

	Three Months Ended June 30,
(millions)	2021	2020	$ Change	% Change
Expenses
Compensation and benefits	$1,628	$1,361	$267	20%
Information technology	115	107	8	7
Premises	76	74	2	3
Depreciation of fixed assets	41	41	—	—
Amortization of intangible assets	36	58	(22)	(38)
Other general expense	318	262	56	21
Total operating expenses	$2,214	$1,903	$311	16%

Compensation and benefits expense increased $267 million, or 20%, compared to the prior year period due primarily to a $135 million negative impact from the repatterning of expenses within the year, as previously described in the first quarter results, a $76 million unfavorable impact from foreign currency translation and an increase in expense associated with 11% organic revenue growth.

Information technology expense increased $8 million, or 7%, compared to the prior year period due primarily to an increase in expense associated with 11% organic revenue growth, a $3 million unfavorable impact from foreign currency translation, and investments to support long-term growth.

Premises expense increased $2 million, or 3%, compared to the prior year period due primarily to a $5 million unfavorable impact from foreign currency translation and an increase in office occupancy expenses, partially offset by a decrease in rent expense.

Depreciation of fixed assets was flat compared to the prior year period.

Amortization and impairment of intangible assets decreased $22 million, or 38%, compared to the prior year period due primarily to a $17 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter of 2020.

Other general expenses increased $56 million, or 21%, compared to the prior year period due primarily to a $20 million increase in transaction costs related to the terminated combination with Willis Towers Watson, a $10 million unfavorable impact from foreign currency translation, and an increase in expense associated with 11% organic revenue growth.

The remaining transaction costs related to the terminated combination with Willis Towers Watson, including the termination fee, will be recognized in Q3 2021.

SECOND QUARTER 2021 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the second quarters of 2021 and 2020, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended June 30,
(millions)	2021	2020	% Change
Revenue	$2,886	$2,497	16%
Expenses	2,214	1,903	16
Operating income	$672	$594	13%
Operating margin	23.3%	23.8%
Operating income - as adjusted	$746	$670	11%
Operating margin - as adjusted	25.8%	26.8%

Operating income increased to $672 million compared to the prior year period. Operating income, adjusted for certain items increased $76 million, or 11%, and operating margin, adjusted for certain items, decreased 100 basis points to 25.8%, each compared to the prior year period. Adjusted operating income and adjusted operating margin primarily reflect strong organic revenue growth that significantly outpaced investment, as well as a $135 million, or 470 basis points, negative impact from the repatterning of expenses described in the first quarter.

Interest income increased to $3 million compared to the prior year period. Interest expense decreased $11 million to $78 million compared to the prior year period reflecting lower outstanding term debt and a decrease in commercial paper borrowings. Other pension income increased $6 million to $8 million compared to the prior year period. Other expense decreased $2 million compared to the prior year period.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, July 30, 2021 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

(1)Aon Corporation, a subsidiary of Aon plc, paid the Regulatory Termination Fee to Willis Towers Watson on July 27, 2021, reflecting that U.S. business services provided by Aon Corporation and its subsidiaries were the primary focus of the Department of Justice’s challenge to our proposed combination. The Regulatory Termination Fee was paid to defend the existing U.S. business of Aon Corporation and to avoid additional remedy divestitures of critical Aon Corporation business segments in the U.S. and the continuing delay and uncertainty in completing the combination.

About Aon
Aon plc (NYSE: AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 pandemic, and the termination of Aon’s Business Combination Agreement with Willis Towers Watson Public Limited Company regarding the combination of the parties (the “Combination”). All statements other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, the termination of the Combination and divestitures planned in connection therewith, and pending or potential litigation relating to the Combination and divestitures planned in connection therewith, including as a result of the termination or potential termination of such transactions, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward-looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., Ireland, the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel, whether as a result of the termination of the Combination or otherwise; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield, and the ability to achieve, cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of the failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies); significant transaction costs in connection with the terminated Combination and divestitures planned in connection with the Combination; litigation associated with the termination of the Combination and divestitures planned in connection with the Combination; the payment of the termination fee in connection with the termination of the Combination; the potential impact of the termination of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the Company.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the year ended December 31, 2020, and the quarters ended March 31, 2021, and June 30, 2021, are not necessarily indicative of results that may be expected for any future period, particularly in light of the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the Securities and Exchange Commission (the “SEC”). See Aon’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, and June 30, 2021, for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United State (“U.S. GAAP”) related to organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, and adjusted earnings per share that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items, such as the change to the U.K. corporate income tax rate. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except per share data)	2021	2020	% Change	2021	2020	% Change
Revenue
Total revenue	$2,886	$2,497	16%	$6,411	$5,716	12%
Expenses
Compensation and benefits	1,628	1,361	20%	3,347	2,883	16%
Information technology	115	107	7%	229	218	5%
Premises	76	74	3%	153	147	4%
Depreciation of fixed assets	41	41	—%	82	82	—%
Amortization of intangible assets	36	58	(38)%	76	155	(51)%
Other general expense	318	262	21%	607	604	—%
Total operating expenses	2,214	1,903	16%	4,494	4,089	10%
Operating income	672	594	13%	1,917	1,627	18%
Interest income	3	—	100%	6	2	200%
Interest expense	(78)	(89)	(12)%	(157)	(172)	(9)%
Other income (expense) (1)	(1)	(9)	(89)%	(3)	19	(116)%
Income before income taxes	596	496	20%	1,763	1,476	19%
Income tax expense (2)	203	85	139%	437	274	59%
Net income	393	411	(4)%	1,326	1,202	10%
Less: Net income attributable to noncontrolling interests	14	13	8%	34	32	6%
Net income attributable to Aon shareholders	$379	$398	(5)%	$1,292	$1,170	10%

Basic net income per share attributable to Aon shareholders	$1.67	$1.71	(2)%	$5.69	$5.02	13%
Diluted net income per share attributable to Aon shareholders	$1.66	$1.70	(2)%	$5.66	$5.00	13%
Weighted average ordinary shares outstanding - basic	227.0	232.7	(2)%	227.0	233.0	(3)%
Weighted average ordinary shares outstanding - diluted	228.0	233.6	(2)%	228.1	234.1	(3)%
(1)Included in Other income (expense) for the three and six months ended June 30, 2020 is $1 million and $0 million, respectively, of income that was previously classified as net income from discontinued operations. This reclassification had no net impact on Other income (expense) for the six months ended June 30, 2020.
(2)The effective tax rate was 34.1% and 17.1% for the three months ended June 30, 2021 and 2020, respectively, and 24.8% and 18.6% for the six months ended June 30, 2021 and 2020, respectively. The effective tax rate on Net income was 17.1% for the three months ended June 30, 2020 as a result of the reclassification noted above.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended June 30,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,349	$1,126	20%	5%	—%	1%	14%
Reinsurance Solutions	500	448	12	1	—	2	9
Retirement Solutions	440	393	12	6	—	1	5
Health Solutions	307	258	19	5	—	—	14
Data & Analytic Services	294	274	7	4	—	(2)	5
Elimination	(4)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,886	$2,497	16%	4%	—%	1%	11%

	Six Months Ended June 30,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$2,638	$2,272	16%	5%	—%	(1)%	12%
Reinsurance Solutions	1,422	1,296	10	2	(1)	2	7
Retirement Solutions	874	790	11	5	—	1	5
Health Solutions	843	760	11	4	—	—	7
Data & Analytic Services	645	605	7	4	—	2	1
Elimination	(11)	(7)	N/A	N/A	N/A	N/A	N/A
Total revenue	$6,411	$5,716	12%	4%	—%	—%	8%
(1)Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)Fiduciary investment income for the three months ended June 30, 2021 and 2020 was $2 million and $5 million, respectively. Fiduciary investment income for the six months ended June 30, 2021 and 2020 was $4 million and $20 million, respectively.
(3)Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows from Operations (Unaudited)

	Six Months Ended June 30,
(millions)	2021	2020	% Change
Cash Provided by Operating Activities	$1,345	$1,219	10%
Capital Expenditures Used for Operations	(70)	(89)	(21)%
Free Cash Flows Provided by Operations (1)	$1,275	$1,130	13%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2021	2020	% Change	2021	2020	% Change
Revenue	$2,886	$2,497	16%	$6,411	$5,716	12%

Operating income	$672	$594	13%	$1,917	$1,627	18%
Amortization and impairment of intangible assets	36	58		76	155
Transaction costs (2)	38	18		73	36
Operating income - as adjusted	$746	$670	11%	$2,066	$1,818	14%
Operating margin	23.3%	23.8%		29.9%	28.5%
Operating margin - as adjusted	25.8%	26.8%		32.2%	31.8%

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2021	2020	% Change	2021	2020	% Change
Operating income - as adjusted	$746	$670	11%	$2,066	$1,818	14%
Interest income	3	—	100%	6	2	200%
Interest expense	(78)	(89)	(12)%	(157)	(172)	(9)%
Other income (expense):
Other income (expense) - pensions - as adjusted	8	2	300%	14	6	133%
Other income (expense) - other	(9)	(11)	18%	(17)	13	(231)%
Total Other income (expense) - as adjusted	(1)	(9)	89%	(3)	19	(116)%
Income before income taxes - as adjusted	670	572	17%	1,912	1,667	15%
Income tax expense (3)	135	100	35%	380	312	22%
Net income - as adjusted	535	472	13%	1,532	1,355	13%
Less: Net income attributable to noncontrolling interests	14	13	8%	34	32	6%
Net income attributable to Aon shareholders - as adjusted	$521	$459	14%	$1,498	$1,323	13%
Diluted net income per share attributable to Aon shareholders - as adjusted	$2.29	$1.96	17%	$6.57	$5.65	16%
Weighted average ordinary shares outstanding - diluted	228.0	233.6	(2)%	228.1	234.1	(3)%
Effective Tax Rates (3)
U.S. GAAP	34.1%	17.1%		24.8%	18.6%
Non-GAAP	20.1%	17.5%		19.9%	18.7%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2021 and 2020 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the terminated combination with Willis Towers Watson, certain transaction costs have been and will be incurred by the Company through the third quarter of 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including potential divestitures, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model.
(3)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with accelerated tradename amortization, impairment charges and certain transaction costs related to the terminated combination, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the three and six months ended June 30, 2021 was adjusted to exclude the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,091	$884
Short-term investments	289	308
Receivables, net	3,545	3,070
Fiduciary assets (1)	15,804	13,798
Other current assets	547	624
Total current assets	21,276	18,684
Goodwill	8,659	8,666
Intangible assets, net	564	640
Fixed assets, net	585	599
Operating lease right-of-use assets	863	911
Deferred tax assets	738	724
Prepaid pension	1,349	1,280
Other non-current assets	546	610
Total assets	$34,580	$32,114

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,692	$2,016
Short-term debt and current portion of long-term debt	13	448
Fiduciary liabilities	15,804	13,798
Other current liabilities	1,418	1,171
Total current liabilities	18,927	17,433
Long-term debt	7,272	7,281
Non-current operating lease liabilities	841	897
Deferred tax liabilities	417	262
Pension, other postretirement, and postemployment liabilities	1,644	1,763
Other non-current liabilities	912	895
Total liabilities	30,013	28,531

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,381	6,312
Retained earnings	1,823	1,042
Accumulated other comprehensive loss	(3,744)	(3,861)
Total Aon shareholders' equity	4,462	3,495
Noncontrolling interests	105	88
Total equity	4,567	3,583
Total liabilities and equity	$34,580	$32,114
(1)Includes cash and short-term investments of $6,093 million and $5,681 million for the periods ended June 30, 2021 and December 31, 2020, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2021	2020
Cash flows from operating activities
Net income	$1,326	$1,202
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses, net	(1)	(25)
Depreciation of fixed assets	82	82
Amortization and impairment of intangible assets	76	155
Share-based compensation expense	216	140
Deferred income taxes	115	(15)
Change in assets and liabilities:
Fiduciary receivables	(1,620)	(1,640)
Short-term investments — funds held on behalf of clients	(386)	(622)
Fiduciary liabilities	2,006	2,262
Receivables, net	(477)	(262)
Accounts payable and accrued liabilities	(295)	(323)
Current income taxes	83	186
Pension, other postretirement and postemployment liabilities	(80)	(62)
Other assets and liabilities (1)	300	141
Cash provided by operating activities	1,345	1,219
Cash flows from investing activities
Proceeds from investments	41	17
Payments for investments	(29)	(60)
Net sales (purchases) of short-term investments — non-fiduciary	22	(522)
Acquisition of businesses, net of cash acquired	—	(368)
Sale of businesses, net of cash sold	9	30
Capital expenditures	(70)	(89)
Cash used for investing activities	(27)	(992)
Cash flows from financing activities
Share repurchase	(292)	(463)
Issuance of shares for employee benefit plans	(140)	(157)
Issuance of debt	1,113	4,153
Repayment of debt	(1,500)	(3,547)
Cash dividends to shareholders	(219)	(204)
Noncontrolling interests and other financing activities	(84)	14
Cash used for financing activities	(1,122)	(204)
Effect of exchange rates on cash and cash equivalents	11	(56)
Net increase (decrease) in cash and cash equivalents	207	(33)
Cash and cash equivalents at beginning of period	884	790
Cash and cash equivalents at end of period	$1,091	$757
(1)Included in Other assets and liabilities for the six months ended June 30, 2020 is an $82 million cash outflow previously classified as Restructuring reserves.